EXHIBIT 10.1

August 12, 2024

Dear David:

As we have discussed, your employment with EWC Ventures, LLC (the “Company”), a subsidiary of European Wax Center, Inc. (“EWC”), has terminated, effective as of August 12, 2024 (the “Separation Date”). The purpose of this letter (the “Agreement”) is to confirm the terms concerning your separation from employment, as follows:

1.
Final Salary and Vacation Pay. You acknowledge that you have received pay for all work you performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any vacation days you had earned but not used as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company.

2.
Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under this Agreement, the EWC Change in Control and Severance Plan (the “Severance Plan”) and your Continuing Obligations (as defined below) and in full consideration of any rights you may have under the Severance Plan, the Employment Agreement by and between you and the Company, dated July 1, 2016 (as amended, the “Employment Agreement”), and the Severance Waiver and Employment Agreement Amendment by and between you and the Company, dated March 3, 2023:

(a)
The Company will pay you your salary, at your final base rate of pay (the “Severance Payments”), for a period of 18 months following the Separation Date (the “Severance Period”). Severance Payments will be paid in substantially equal installments in accordance with the Company’s regular payroll practices, beginning on the Company’s first regular payroll date following the date that this Agreement becomes fully effective and irrevocable. The first payment will be retroactive to the day following the Separation Date.
(b)
If you are enrolled in the Company’s group medical, dental and/or vision plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time pursuant to the federal law known as “COBRA” or similar applicable state law (together, “COBRA”). You may make such an election whether or not you accept this Agreement. However, if you accept this

Agreement and you timely elect to continue your participation and that of your eligible dependents in such plans, the Company will pay you a monthly amount equal to the monthly amount the Company contributed to group medical, dental and/or vision insurance premiums (as applicable) for you and any eligible dependents immediately prior to the Separation Date (the “Monthly Premium Payment”), until the earlier of (i) the end of 18 months of COBRA coverage, (ii) the date you and your dependents are no longer entitled to coverage under COBRA or Company plans, and (iii) the date on which you obtain health coverage from another employer (the “COBRA Period”). Monthly Premium Payments will begin on the Company’s first regular payroll date following the first date of the month following the date that this Agreement becomes fully effective and irrevocable. The first payment will be retroactive to the day following the Separation Date. Notwithstanding the foregoing, in the event that the Company’s payment of the Monthly Premium Payments, as described in this Section would subject the Company to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended, the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith to restructure such benefit.
(c)
You will be eligible to receive your bonus for fiscal year 2024, with the actual amount of any bonus to be determined by the Compensation Committee of the Board of Directors of EWC (the “Board”) based on actual performance and prorated based on the number of days you were employed by the Company during such fiscal year, which bonus, to the extent earned based on performance, will be paid at the same time as bonuses are paid to executives of EWC generally for fiscal year 2024.
3.
Acknowledgement of Full Payment and Withholding; Other Acknowledgements.

(a)
You acknowledge and agree that the payments provided under Section 1 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid to you.

(b)
All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

(c)
You acknowledge and agree that (i) you hereby waive your right to the payments and benefits described in Section 2.2(b) of the Severance Plan, and for the avoidance of doubt, you will only be entitled to the payments and benefits set forth in Section 2 of this Agreement and will not receive any additional payments or benefits in the event a consummation of a Change in Control (as defined in the Severance Plan) occurs within the three (3)-month period following the Separation Date and (ii) you hereby waive any defect in any notice given for the meeting of the Board held on the date hereof.

4.
Status of Employee Benefits, Paid Time Off, Expenses, Incentive Equity, and Resignations.

(a)
Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s medical, dental, and vision plans under COBRA and except as provided for in Section 2 of this Agreement, your participation in all employee benefit plans of the Company ended as of the Separation Date, in accordance with the terms of those plans. You acknowledge that you have not continued to earn paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

(b)
Within two (2) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

(c)
Your rights and obligations with respect to outstanding options to purchase shares of Class A common stock of EWC and restricted stock units of EWC, in each case, granted to you pursuant to the EWC 2021 Omnibus Incentive Plan (the “Plan”), and any other equity or equity-based awards you held as of the Separation Date, including any units of EWC Management Holdco (collectively, the “Outstanding Awards”), shall be governed by the Plan, the Amended and Restated EWC Management Holdco, LLC Equity Incentive Plan and the award agreements evidencing such awards, as applicable.

(d)
Effective as of the Separation Date, you will be deemed to have irrevocably resigned from any and all positions or offices that you held with the Company or any of its Affiliates, without any further action required therefor (collectively, the “Resignations”). The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the Separation Date, and you agree to sign and return such documents confirming the Resignations as the Company or any of its Affiliates may reasonably require.

5.
Continuing Obligations, Confidentiality and Non-Disparagement.

(a)
You acknowledge that you continue to be bound by your obligations under the Employment Agreement and any other agreement concerning confidentiality, non-competition and/or assignment of rights to intellectual property by and between you and the

Company or any of its Affiliates, including but not limited to the award agreements governing the Outstanding Awards, which survive the termination of your employment by necessary implication or the terms thereof (the “Continuing Obligations”).

(b)
For the purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

6.
Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you represent and warrant that you have not retained any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates. Recognizing that your employment with the Company has terminated as of the Separation Date, you represent and warrant that you have not, since the Separation Date, for any purpose, attempted to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system, and you agree that you will not do so. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

7.
Employee Cooperation. You agree to cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

8.
General Release of Claims.

(a)
In exchange for the special severance pay and benefits provided to you under this Agreement, to which you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that you have had in the past, now have, or might now have, against the Company or any of its

Affiliates of any nature whatsoever, including but not limited to those in any way related to, connected with or arising out of your employment or your other association with the Company or any of its Affiliates or the termination of the same or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and/or fair employment practices laws and statutes of the state or states in which you have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement, and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, parents, subsidiaries, affiliates, insurers, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from any and all such causes of action, rights and claims.

(b)
Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided however, that you hereby waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf; provided, further, however, that you are not waiving any right to seek and receive a financial incentive award for any information you provide to a governmental agency or entity. Nothing in this Agreement or the Employment Agreement or other Continuing Obligations limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

(c)
This Agreement, including the general release of claims set forth in Section 8(a), creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

9.
Section 409A. It is the intent of the parties that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code, and the regulations and guidance thereunder (collectively, “Section 409A”) and the provisions of this Agreement will be interpreted and construed in favor of complying with any applicable requirements of Section

409A as necessary in order to avoid the imposition of additional tax and interest under Section 409A; provided, that nothing herein shall be construed as a representation, promise or guarantee by the Company as to the tax treatment of any payment or benefit that may be paid or provided pursuant to this Agreement and in no event shall the Company have any liability relating to a failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements shall be paid to you no later than December 31 of the year following the year in which the expense was incurred. To the extent permitted under Section 409A, each payment made under this Agreement shall be treated as a separate payment and any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. If at the time of your separation from service, you are a “specified employee” within the meaning of Section 409A, any and all amounts payable in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months (or upon death if earlier).

10.
Miscellaneous.

(a)
This Agreement constitutes the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Severance Plan, the provisions of the Employment Agreement that are intended to survive termination of such agreement, the Continuing Obligations, and your obligations with respect to the securities of the Company, all of which shall remain in full force and effect in accordance with their terms.

(b)
If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; provided, however, and for the avoidance of doubt, in no event shall the Company be required to provide payments or benefits to you pursuant to Section 2 of this Agreement if all or part of the general release in Section 8 of this Agreement is held to be invalid or unenforceable.

(c)
This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Board or its expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(d)
The obligation of the Company to make payments to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement and the Continuing Obligations.

(e)
This is a Florida contract and shall be governed and construed in accordance with the laws of the State of Florida, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. The provision regarding “Governing Law; Venue” of the Employment Agreement (and any provisions required to give such provision intent) shall apply to this Agreement mutatis mutandis.

(f)
This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by DocuSign, facsimile, electronic mail (including “pdf”), and any other means of electronic transmission complying with the U.S. federal ESIGN Act of 2000, and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by notifying me in writing of your revocation within that period. If you do not revoke this Agreement, then, on the eighth day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above. You agree that if there have been any changes to a prior version of this Agreement (material or immaterial), the 21-day consideration period will not be reset. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

EWC Ventures, LLC

By: /s/ GAVIN M. O'CONNOR

Name: Gavin M. O'Connor

Title: Chief Administrative Officer, General Counsel and Corporate Secretary

Accepted and agreed:

Signature: /s/ DAVID WILLIS

David Willis

Date: August 15, 2024